Exhibit 99.1

NEWS RELEASE
For Immediate Release January 29, 2010	Contact: Barbara Thompson First Citizens Bank 919.716.2716

FIRST CITIZENS BANK PURCHASES CERTAIN ASSETS,

ASSUMES CERTAIN LIABILITIES OF FIRST REGIONAL BANK

Announcement marks First Citizens’ third FDIC-related bank agreement in past six months

RALEIGH, N.C. — First Citizens Bank, the primary subsidiary of Raleigh-headquartered First Citizens BancShares (Nasdaq: FCNCA), announced today that it has entered into an agreement with the Federal Deposit Insurance Corp. (FDIC) to purchase substantially all the assets and assume the majority of the liabilities of First Regional Bank of Los Angeles, Calif.

The FDIC serves as Receiver of the institution. Depositors will not sustain any losses with respect to those deposits assumed by First Citizens Bank. First Regional primarily provided commercial banking services in Southern California.

“Today’s agreement is a perfect match for our company’s strength in serving business customers,” said Frank B. Holding Jr., chairman and chief executive officer of First Citizens Bank. “It expands our presence in the greater Los Angeles area, and it allows us to take advantage of our longstanding experience as one of the nation’s top financial service providers for businesses and professionals.”

On Monday, Feb. 1, First Regional offices in Southern California will open under the First Citizens Bank name. The transaction includes eight branch locations in Century City, Irvine, Torrance, Los Angeles, Glendale, Santa Monica, Encino and Westlake Village; two loan production offices in Anaheim and Los Angeles; a merchant services department in Agoura Hills; and a trust and investment division.

The announcement today marks First Citizens’ third FDIC-related agreement in the last six months. On July 17, 2009, First Citizens Bank agreed to purchase certain assets and assume certain liabilities of Temecula Valley Bank of Temecula, Calif. On Sept. 11, 2009, First Citizens entered into an agreement to purchase certain assets and assume certain liabilities of Venture Bank of Lacey, Wash.

Holding said First Citizens Bank’s solid capital levels, along with its strength and stability, have helped make these transactions possible.

First Citizens now operates 18 branches in California. In addition, BancShares’ IronStone Bank franchise has nine offices in California, including three in Orange County (Newport Beach, Rancho Santa Margarita and Mission Viejo) and three in San Diego County (San Diego, Solana Beach and La Jolla).

First Citizens Bank was selected to complete today’s transaction through a competitive bidding process. As of Sept. 30, 2009, First Regional Bank reported total assets of $2.2 billion and total deposits of $1.9 billion. Under the terms of the agreement, First Citizens Bank has the option to assume the leases on any or all of the banking offices. The loans and other real estate owned by First Regional Bank and purchased by First Citizens are covered by a loss-share agreement between the FDIC and First Citizens which provides protection against losses to First Citizens Bank.

The agreement only covers the assets and liabilities of First Regional Bank. Assets, liabilities and common stock of First Regional Bank’s former parent company, First Regional Bancorp, have not been purchased or assumed by First Citizens Bank.

Holding extended a warm welcome to new customers and assured them that their deposits are safe, sound, accessible and protected by FDIC insurance.

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Holding said that customers should be aware that First Citizens has been serving the needs of business clients for more than 100 years. The bank has received multiple national awards for customer satisfaction in business banking and overall stability and security.

“Our customers value our personal approach, and we look forward to further developing and maintaining meaningful relationships in our new communities,” Holding said.

Customers should bank as they normally do at their existing branches until First Citizens consolidates its operating systems and integrates the loan and deposit records of First Regional Bank. Over the weekend, customers will continue to have access to their funds through debit cards, checks and online banking.

Former First Regional customers with questions about the transaction or about First Citizens Bank can call toll free 1.800.811.1051 between 7 a.m. and 8 p.m. Pacific time. For more information about First Citizens, visit firstcitizens.com.

About First Citizens

As of Dec. 31, 2009, First Citizens BancShares Inc. had $18.5 billion in assets. BancShares’ banking subsidiaries, First Citizens Bank and IronStone Bank, provide a broad range of financial services to individuals, businesses, professionals and the medical community through a network of 438 branch offices, telephone banking, online banking and ATMs. The company and its banking subsidiaries did not take funding from the federal government’s Troubled Asset Relief Program (TARP).

Founded in 1898, First Citizens Bank now operates 380 branches in North Carolina, Virginia, West Virginia, Tennessee, Maryland, California and Washington. The bank has received multiple national awards for customer satisfaction and overall stability and security, including a five-star superior ranking by independent banking rating firm BauerFinancial Inc. of Coral Gables, Fla. (Bauerfinancial.com) and Greenwich Excellence Awards for business banking services. IronStone Bank serves customers at 58 offices in 12 states.

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